Exhibit 99.1

Yahoo! Announces Leadership Reorganization

Board Appoints Timothy Morse Interim CEO

Board Initiates Search for Permanent CEO

Sunnyvale, Calif. – September 6, 2011 – Yahoo! Inc. (NASDAQ: YHOO), the premier digital media company, today announced a leadership reorganization under which the Board of Directors has appointed Timothy Morse interim Chief Executive Officer, effective immediately, replacing Carol Bartz, who has been removed by the Board from her role as Chief Executive Officer.

The Board has also named key senior Yahoo! executives to a newly formed Executive Leadership Council tasked with supporting Morse in managing the Company’s day-to-day operations until a permanent chief executive is appointed, as well as supporting a comprehensive strategic review that the Board has initiated to position the Company for future growth.

Roy Bostock, Chairman of the Yahoo! Board, said, “The Board sees enormous growth opportunities on which Yahoo! can capitalize, and our primary objective is to leverage the Company’s leadership and current business assets and platforms to execute against these opportunities. We have talented teams and tremendous resources behind them and intend to return the Company to a path of robust growth and industry-leading innovation. We are committed to exploring and evaluating possibilities and opportunities that will put Yahoo! on a trajectory for growth and innovation and deliver value to shareholders.”

Bostock continued, “On behalf of the entire Board, I want to thank Carol for her service to Yahoo! during a critical time of transition in the Company’s history, and against a very challenging macro-economic backdrop. I would also like to express the Board’s appreciation to Tim and thank him for accepting this important role. We have great confidence in his abilities and in those of the other executives who have been named to the Executive Leadership Council.”

In addition to Morse, who will also continue in his role as Chief Financial Officer of Yahoo!, the Executive Leadership Council will consist of Michael Callahan, Executive Vice President, General Counsel and Secretary; Blake Irving, Executive Vice President and Chief Product Officer; Ross Levinsohn, Executive Vice President, Americas; Rich Riley, Senior Vice President & MD, EMEA Region; and Rose Tsou, Senior Vice President, APAC Region. The Co-founders of Yahoo!, David Filo and Jerry Yang, will each continue as Chief Yahoo and will provide counsel to Tim and the Executive Leadership Council.

“It is an honor to be selected for this role and lead the Company with this world-class team of executives. I look forward to working with the Executive Leadership Council and the talented employees of Yahoo!, and to partnering with the Board to invest in the organization and continue to drive its ongoing growth plans,” said Tim Morse, Interim Chief Executive Officer.

The Board is commencing a search for a permanent Chief Executive Officer and expects to engage the services of a nationally recognized executive search firm to help it identify candidates for the position as expeditiously as possible.

About Yahoo!

Yahoo! is the premier digital media company, creating deeply personal digital experiences that keep more than half a billion people connected to what matters most to them, across devices and around the globe. And Yahoo!’s unique combination of Science + Art + Scale connects advertisers to the consumers who build their businesses. Yahoo! is headquartered in Sunnyvale, California. For more information, visit the pressroom (pressroom.yahoo.net) or the company’s blog, Yodel Anecdotal (yodel.yahoo.com).

This press release contains forward-looking statements (including without limitation the quotations from our Chairman and management) concerning Yahoo!’s future management, strategic plans, growth opportunities and performance. Risks and uncertainties may cause actual results to differ materially from the results predicted. The potential risks and uncertainties include, among others, the impact of management and organizational changes; the implementation and results of any strategic plans as well as Yahoo!’s ongoing strategic and cost initiatives; Yahoo!’s ability to compete with new or existing competitors; reduction in spending by, or loss of, advertising customers; the demand by customers for Yahoo!’s premium services; interruptions or delays in the provision of Yahoo!’s services; security breaches; acceptance by users of new products and services; risks related to joint ventures and the integration of acquisitions; risks related to Yahoo!’s international operations; failure to manage growth and diversification; adverse results in litigation, including intellectual property infringement claims and recent derivative and class actions related to Alipay; Yahoo!’s ability to protect its intellectual property and the value of its brands; dependence on key personnel; dependence on third parties for technology, services, content, and distribution; general economic conditions and changes in economic conditions; transition and implementation risks associated with the Search Agreement with Microsoft Corporation; and risks that the benefits of the Framework Agreement Yahoo! entered into with Alibaba Group, Softbank Corporation and certain other parties regarding Alipay may not be realized. All information set forth in this press release and its attachments is as of September 6, 2011. Yahoo! does not intend, and undertakes no duty, to update this information to reflect subsequent events or circumstances. More information about potential factors that could affect Yahoo!’s business and financial results is included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Yahoo!’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, and the Quarterly Report on Form 10-Q for the quarter ended June 30, 2011, which are on file with the Securities and Exchange Commission (“SEC”) and available at the SEC’s website at www.sec.gov.

Yahoo! is the trademark and/or registered trademark of Yahoo! Inc. All other names are trademarks and/or registered trademarks of their respective owners.

Media Relations Contact:

Charles Sipkins

Sard Verbinnen & Co

(310) 201-2040

Investor Relations Contact:

Marta Nichols

Yahoo! Inc.

(408) 349-3527

# # #